Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated effective January 1, 2012

BETWEEN:

MIDAS GOLD INC., a Washington corporation, having its registered office at 101-15920 E Indiana Ave, Spokane Valley, Washington, 99216, USA and a facsimile number of 604-558-4700 (“Employer”)
AND:
JOHN MEYER, having an address of (“Employee”)

A.WHEREAS the Employer carries on the business of mineral exploration and development in the United States;

B.AND WHEREAS the Employer employs the Employee and the Employee has agreed to continue to serve the Employer on the terms and conditions hereinafter set forth.

THIS AGREEMENT WITNESSES that, in consideration of the payment of the sum of $100.00 from the Employer to the Employee, and the mutual covenants and agreements contained herein, the parties mutually agree as follows.

Definitions

1.In this Agreement:

(a)	“Annual Incentive Plan” means the Employer’s annual incentive plan, to be effective when adopted by the Board and which may be revised thereafter from time to time;
(b)

“Average Performance Factor” means the average of the individual performance factors awarded to the Employee under the Annual Incentive Plan over the past three Bonus Years or, if the Employee has not been eligible to participate in the Annual Incentive Plan for a total of three Bonus Years, over the past two Bonus Years or one Bonus Year, as the case may be, or, if the Employee has not been awarded an individual performance factor for at least one Bonus Year, than the Average Performance Factor means 1.0;

(c)	“Board” or “Board of Directors” means the board of directors of Midas Gold Inc.;
(d)

“Bonus Year” means the period of January 1 to December 31 each year, used by the Employer to assess awards to the Employee under the Annual Incentive Plan or any other bonus or incentive plan established by the Employer;

(e)	“Cause” means:

(i)Disobedience by Employee of orders or directives of Employer, or interference with the performance by employees of Employer of their duties if such disobedience or interference is either (A) of such a nature that no reasonable doubt can exist as to its material adverse effect on the Employee, or (B) continues after specific instructions relating thereto have been given by the Employer; or

(ii)Material acts of dishonesty, disloyalty or competition related to the business of the Employee or its relationships with its employees, suppliers, customers or those with whom the Employee does business; or

(iii)Refusal or failure to furnish significant information concerning the Employer’s affairs as reasonably requested by the Employer, or material falsification of such information; or

(iv)Any other action or course of conduct (specifically including, by way of illustration and not limitation, the breach of any material term of this Agreement) which has or reasonably may be expected to have a material adverse effect on the Employer or its business or financial position, if such action or course of conduct is either (A) of such a nature that no reasonable doubt can exist as to its material adverse effect on the Employer, or (B) continues after specific instructions relating thereto have been given by or under the authority of the managing members the Employer; or

(v)Commission of an act constituting fraud, moral turpitude, intentional dishonesty or similar conduct; or

(vi)the Employee’s failure or inability to perform at a level satisfactory to the Employer after receiving a warning of needed improvement;

(f)	“Change of Control” means: the acquisition by any person or by any person and a person “acting jointly or in concert with” such person, as defined in

MI 62-104, whether directly or indirectly, of voting securities which, when added to all other voting securities of the Company at the time held by such person or by such person and a person “acting jointly or in concert with” another person, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Employer;

(g)	“Good Reason” means the occurrence, within 12 months of a Change of Control, of any of the following without the Employee’s written consent:
(i)	a meaningful and detrimental change in the Employee’s position, title, duties or responsibilities from those in effect immediately prior to a Change of Control;
(ii)	a change in the principal place of work of the Employee, as defined in Schedule “A”, to a location more than 50 miles from the then-current location of the principal place of work of the Employee;
(iii)	any reduction in the Employee’s Salary or other remuneration; or
(iv)

a demand by the Employer that the Employee cease working or providing services for remuneration to another entity where the Employer and Employee had previously agreed that the Employee could engage in such activities, provided that a demand that the Employee not increase the average monthly hours devoted to the third entity shall not constitute Good Reason;

(h)	“Incentive Share Option Plan” means the Employer’s 2011 Evergreen Incentive Stock Option Plan, dated for reference July 5, 2011, and as revised thereafter from time to time;
(i)	“Incentive Share Options” means share options granted under the Incentive Share Option Plan;
(j)	“Long Term Incentive Plan” or “LTIP” means any Long Term Incentive Plan, to be effective when adopted by the Board, which may be revised thereafter from time to time;
(k)	“LTIP Share Options” means share options granted under the Long Term Incentive Plan.

2.Employment

(a)	The Employer confirms the ongoing employment of the Employee in the position set out in Schedule “A”.
(b)	The Employee will provide the services of such position and will exercise the powers and fulfill the responsibilities set forth in Schedule “B” hereto.
(c)	The Employee’s employment will continue according to the terms of this Agreement whether or not he continues as an officer or a director of the Employer.

3.Compensation

(a)

The Employee’s gross monthly salary will be that amount set out in Schedule “A” (the “Salary”). The Salary less any applicable deductions or dues as required under the law or as reasonably deemed necessary by the Employer, will be payable twice a month in 24 equal installments on the 15th and the last business day in each month.

4.Expenses

(a)

The Employer will provide, by way of direct payment, advance or reimbursement out-of-pocket expenses reasonably incurred by the Employee in performing his duties; provided, however, that the Employee shall account for cash advances or recover expenses laid out from his own funds by submitting proper vouchers supported by receipts or other evidences of payment to the Employer, and provided, further, that if such out-of-pocket expenses are not accounted for in the manner set out herein they will be paid by the Employee unless otherwise agreed in writing by the Employer.

5.Vacation

(a)

The Employee shall be entitled to the paid vacation as set out in Schedule “A”. The Employee will not take any other vacation, other than statutory holidays, except with the prior approval of the CEO. Vacation will be taken only at such times as the Employer reasonably believes that continuity in the business operations will be maintained.

6.Benefits

(a)The Employee shall be entitled to the benefits set out in Schedule “A”.

7.Illness, Injury or Accident

(a)

If the Employee is, at any time, incapacitated by illness, injury or accident from performing his duties and furnishes the Employer with evidence satisfactory to it of such incapacity and the cause of it, he will be entitled to payment of his Salary at the full rate less any other benefits receivable by him (including payments made under any applicable workmans’ compensation law or payments made under any short-term disability insurance), for a period of 119 days and will thereafter be entitled to no further payment from the Employer during his incapacity.

8.Employee’s Covenants

(a)The Employee hereby covenants and agrees that:

(i)	the Employee will attend at the offices and worksites of the Employer and will attend at any other time or times as may be necessary for the proper discharge of the Employee’s duties;
(ii)

the Employee will, in the exercise of Employee’s duties, at all times follow the lawful instructions given and any regulations made by the Board and will, from time to time, and at all times when required to do so, give an account to the Board of all transactions, matters and things relating to the Employer;

(iii)

the Employee will, during the continuance of this Agreement, unless prevented by illness or unless the Employee and Employer have previously agreed that the Employee may work or provide services for remuneration to another entity:

(A)

devote the Employee’s whole time and attention to the Employee’s duties in the Employee’s employment position, provided that the Employee may provide services for remuneration for the entities and in the capacity described in Schedule “A” or as otherwise agreed by the parties in writing;

(B)	perform the Employee’s duties to the best of the Employee’s abilities;
(C)	do his utmost to promote, develop and extend the business of the Employer;
(D)	give to the Employer the benefit of the Employee’s advice and experience with respect to the business and affairs of the Employer; and

(E)	faithfully perform all other covenants made by him under this Agreement;
(iv)

without the Employer’s express written permission, the Employee will not, during his employment with the Employer, and for a period of 12 months immediately following the termination of his employment with the Employer for any reason (whether voluntarily or involuntarily), either directly or indirectly, on his own behalf or in association with or on behalf of others, as an individual proprietor, partner, shareholder, officer, employee, director, agent, principal, joint venturer, investor, lender, consultant, independent contractor or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held corporation or company), be employed, work, consult, advise or engage in the business of mineral exploration where such exploration includes the exploration of any area situated within ten kilometers of any property the Employer, in whole or part, owns or leases for the purpose of the Employer carrying out mineral exploration or production; and

(v)

during the term of this Agreement and at anytime following a termination hereof, the Employee will not (except as authorized by the Board or required by law) divulge any information concerning the business activities of the Employer and will keep with complete secrecy all confidential information entrusted to him prior to or during the continuance of his employment hereunder and thereafter will not use or attempt to use such information to the detriment or prejudice of the Employer.

(b)

The parties acknowledge and agree that the provisions of subsections (a) (iv) and (v) are reasonable in the circumstances and that a breach by the Employee of any such provisions would cause irreparable harm to the Employer which could not be adequately compensated for by damages.

(c)

The covenants contained in this section 8 shall survive the termination or assignment of this Agreement. The Employer shall have the right to seek and secure an injunction to enforce the provisions of the covenants contained in subsections a (iv) and (v), but that remedy shall not be exclusive. The Employer shall not be required to post any bond in such event.

9.Termination

(a)	The Employer may terminate this Agreement at any time without notice for Cause. All unexercised Incentive Share Options, LTIP Options or other share options, whether vested or unvested, in the Employer, held by the Employee shall be forfeited immediately if the Employer terminates this Agreement for Cause.

(b)	In the event the Employer terminates this Agreement without Cause:
(i)	the Employer shall receive the payments set out in Schedule “A” hereto;
(ii)

the Employee shall have 90 days from the last day of work to exercise any Incentive Share Options or LTIP Share Options of the Employer that have vested as of the last day of work and which are unexercised as of the last day of work, and the Employee will not be awarded or have any right to receive, after the last day of work, any further shares or Incentive Share Options, damages in lieu of receipt of any further shares or Incentive Share Options or damages for Incentive Share Options or LTIP Share Options that would have vested after termination of the Agreement; and

(iii)

this subsection 9(b) does not apply in the event that, within 12 months following a Change of Control, the Employer terminates this Agreement without Cause or the Employee resigns his employment for Good Reason.

(c)

The Employee agrees to provide the Employer a minimum of four weeks’ notice prior to terminating this Agreement. If the Employee terminates this Agreement under this section, he shall forfeit all unexercised share options, whether vested or unvested, in the Employer, whether granted under the Incentive Share Option Plan, the Long Term Incentive Plan or otherwise and will not be awarded any further shares or share options under the Incentive Share Option Plan or otherwise and will not be entitled to any payments under the Annual Incentive Plan that have not yet been approved by the Board, regardless of whether the Employee was employed for all or part of the Bonus Year prior to the termination, unless the Board, in its sole discretion, waive this provision.

(d)

On termination of employment, however caused, the Employee will deliver to a nominated employee of the Employer all property of the Employer in the Employee’s possession or under his control wherever situate including, without limiting the generality of the foregoing, all notes, memoranda and other business documents in his possession, including administrative and technical documents and materials, concerning any of the business of the Employer.

(e)	In the event that a disability prevents the Employee from continuing active work in his existing or a similar position for a period of seventeen weeks or more:

(i)

the Employee’s Incentive Share Options, LTIP Share Options and any other share options in the Employer will continue to vest and become exercisable as if the Employee continued to be actively at work; and

(ii)

the Employee will be awarded an amount under the Annual Incentive Plan pro-rated to the last day of work during the Bonus Year in which the disability commences. The Average Performance Factor will be used to calculate the payment and the Employer will use the same company performance factor it uses for other employees after the end of the Bonus Year. The payment shall be made to the Employee at the same time as the payment is made to other employees after the end of the Bonus Year. Unless the Employer, in its sole discretion, decides otherwise, the Employee will not be eligible to receive any payments under the Annual Incentive Plan in respect of periods during which he remains disabled where such disability continues for 17 weeks or more.

(f)

This Agreement shall be terminated automatically and without notice on the death of Employee, in which case no compensation shall be owed to the Employee or his estate, other than earned Salary and vacation pay that is still unpaid and any outstanding Incentive Share Options or LTIP Share Options shall be subject to the terms and conditions of the Incentive Share Option Plan and Long Term Incentive Plan, as applicable.

(g)

At all times up to the date of termination, including any period of time between the date of a notice of termination and the date of termination, the parties shall in all respects be bound by all the terms hereof and such termination shall not relieve either party from any obligation that shall have accrued hereunder to the date of termination.

(h)

In the event that the termination hereof shall occur at any time other than the end of a calendar year, the installment of salary to be paid to the Employee hereunder shall be apportioned for that year.

10.Change of Control

(a)	In the event of a Change of Control,
(i)	all unvested Incentive Share Options and LTIP Shares Options in the Employer held by the Employee shall immediately vest;
(i)	the Incentive Share Options shall remain exercisable until the expiry of the original term; and
(ii)	the Employee shall have 90 days to exercise vested LTIP options.

(b)	If, within 12 months following a Change of Control, the Employee resigns his employment for Good Reason, or his employment is terminated by the Employer without Cause:
(i)	the Employee shall be entitled to receive the payments set forth in Schedule “A”;
(ii)

the Employer may, in its sole discretion, terminate the employment sooner than the date provided by the Employee under notice of his resignation (if the Employee submitted a notice) and the last day of work will be that day decided by the Employer, and compensation under this section 10 will be determined as of the last day of work, with no further compensation owed by the Employer to the Employee on account of the Employer terminating employment before the expiry of the notice; and

(iii)

the parties acknowledge that the payments provided for in section 10(b) are the Employer’s sole obligations in the event that a Change of Control occurs and, within 12 months of the Change of Control, the Employee subsequently resigns for Good Reason or is terminated without Cause. For clarity, despite any other sections of this Agreement, the Employer will have no further obligations to the Employee in respect of notice of dismissal or compensation in lieu of notice.

11.Miscellaneous

(a)

Each of the parties hereby covenants and agrees that at any time upon the request of the other party, it will execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

(b)

Any notice required or permitted to be given or delivery required to be made to any party may be effectively given or delivered if it is delivered personally or by telecopy at the addresses or telephone numbers set out herein or to such other address or telephone number as the party entitled to or receiving such notice may notify the other party as provided for herein. Delivery shall be deemed to have been received:

(i) the same day if given by personal service or if transmitted by email or fax; and

(ii) the fifth business day next following the day of posting if sent by regular post.

(c)

This Agreement will be governed by and be construed in accordance with the laws of the state of Washington and the parties hereby exclusively attorn to the jurisdiction of the Superior Court of Spokane County, Washington and the United States District Court for the Eastern District of Washington for any and all disputes arising out of this Agreement or the employment of the Employee by the Employer.

(d)

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns a the case may be. This Agreement may not be assigned without the prior written consent of the other party.

(e)

This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and any schedules form a part of and are incorporated by reference into this Agreement.

(f)

In the event any provision of this Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.

(g)	This Agreement may be executed in counterpart which counterparts taken together shall constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties  have executed this Agreement effective the day  and year first written above.

MIDAS GOLD INC.

/s/ Robert B. Barns
Per: Authorized Signatory

/s/ John Meyer
JOHN MEYER

SCHEDULE “A”

1.Employment Position

Development Manager.

2.Principle Place of Work

Boise and Central Idaho.

3.Salary

The Employee’s gross monthly salary shall be $15,000 (USD).

4.Annual Incentive Plan Entitlement

The Employee shall be entitled to receive up to 35% of the annual salary then in effect under the terms of the Employer’s Annual Incentive Plan.

5.Holidays

The Employee will be entitled to 20 days paid vacation in the first 2 years of employment and 25 days paid vacation after 3 years of employment, in addition to statutory holidays.

6.Benefits

The Employee is eligible to enroll in the Employer’s Health and Dental Insurance Plan if the Employee is scheduled to work 32 or more hours per week and coverage will commence the first of the month following a three month wait period and completion and acceptance of relevant application forms.

The Employer will pay 75% of premiums to provide the Employee with standard medical health and dental insurance. Basic Life and AD&D Insurance premiums are paid by the Employer with a limit of $20,000. Supplemental Life and AD&D Insurance may be purchased at the Employee’s expense.

In addition, the Employee will be entitled to participate in such health, welfare, pension, life insurance, disability insurance and other benefits as the Employer may have in effect from time to time during this Agreement on the same basis as other salaried employees of the Employer, or as may be specifically approved for the Employee by the Board.

The Employer’s sole obligation is to pay the required premium costs for these benefits and not to act as an insurer for the provision of any benefits. Any claim or dispute relating to a decision made by the group benefits insurer will be with and directed to the insurer only, and will not form the basis for any dispute or liability as between the Employer and the Employee.

7.Annual Review

The Employer will review the Employee’s salary and make any decision to issue share options or award a bonus to the Employee on an annual basis. The Employer’s salary, bonus and share options decisions are at the sole discretion of the Employer.

8.Without Cause Termination

In the event the Employee’s employment is terminated without Cause pursuant to section 9 of this Agreement, the Employee shall receive the following lump sum payment in lieu of notice:

(a)	6 months’ Salary if the Employee is terminated on or before December 31, 2012; or
(b)	12 months’ Salary if the Employee is terminated on or after January 1, 2013; and
(c)	an amount under any Annual Incentive Plan as follows:
(i)

if the Employee is terminated on or before December 31, 2012; an amount equal to 50% of the amount (if any) paid to the Employee under the Annual Incentive Plan during the last completed Bonus Year, or

(ii)	if the Employee is terminated on or after January 1, 2013, an amount equal to the amount (if any) paid to the Employee under the Annual Incentive Plan during the last complete Bonus Year.

8.Termination Following Change of Control

In the event the Employee’s employment is terminated pursuant to section 10(b) of this Agreement, the Employee shall receive the following severance payment in lieu of notice:

(a)	12 months’ Salary; and
(b)	an amount equal to 35% of the Employee’s annual salary in effect at the time of termination.

9.Required Deductions

Any payments made by the Employer to the Employee under this Agreement shall be subject to any deductions required at law.

SCHEDULE “B”

Duties

The Employee’s duties and responsibilities will include but not be limited to the following:

•	Managing the contractors conducting work and doing studies related to the development of the Golden Meadows Project. Studies included would be:
o	Preliminary Economic Assessment (PEA);
o	Pre-Feasibility Studies (PFS);
o	Feasibility Studies (FS);
o	Detailed Design;
o	Trade-off Studies;
o	Metallurgical Studies; and
o	Infrastructure Studies.
•	Such other duties as assigned as they relate to the Company’s Golden Meadows Project in the Stibnite-Yellow Pine District, Idaho.